Exhibit 99.01

CONTACTS:	Robert G. Gargus	Liz Casolari
	Chief Financial Officer	Investor Relations
	Silicon Image, Inc.	Silicon Image, Inc.
	Phone: 408/616-4114	Phone: 408/616-1543
	Fax: 408/830-9531	Fax: 408/830-9531

SILICON IMAGE REPORTS THIRD QUARTER 2003 REVENUE GREW 13.1 PERCENT OVER YEAR AGO QUARTER

Selected Q3 Highlights:

•                  Revenue of $24.2 million for the quarter, a 13.1 percent increase over the year ago quarter and down 0.6 percent from Q2

•                  GAAP net loss was $2.1 million, or $0.03 per basic and diluted share

•                  Pro-forma net loss* was $456,000, an improvement of $354,000 from the year ago quarter

•                  CE revenue grew 51 percent sequentially, and PC revenue grew 12 percent sequentially

•                  New orders increased over 40 percent sequentially, resulting in a book-to-bill ratio in excess of 1.3:1

•                  Added 15 new High-Definition Multimedia Interface™ (HDMI™) licensees; year-to-date HDMI licensees total 48

•                  First HDMI CE products debuted at CEDIA 2003; all use Silicon Image’s PanelLink Cinema™ technology for HDMI

•                  Introduced one of the industry’s first quad 3 Gbps SATA II host controller solutions

•                  New SiI 3114 quad 1.5 Gbps SATA 1 controller secures design wins from 20 motherboard manufacturers

•                  Announced IP Licensing Program and strategic partnership with Sunplus

SUNNYVALE, Calif., October 16, 2003 — Silicon Image, Inc. (NASDAQ:  SIMG), a leader in high-bandwidth semiconductor and system solutions for mass markets, today reported financial results for its third quarter ended September 30, 2003.

Revenue of $24.2 million was achieved for the third quarter.  This was down 0.6 percent from revenue of $24.3 million in the second quarter of 2003, and up 13.1 percent from revenue of $21.4 million in the third quarter of 2002.  Year-to-date revenue totaled  $73.2 million, an increase of 26.8 percent from revenue of $57.7 million in the first nine months of 2002.

Net loss under Generally Accepted Accounting Principles (GAAP), which includes stock compensation expense, amortization and impairment of goodwill and intangible assets, patent defense costs, acquisition integration costs, restructuring costs, in-process research and development expense, and a gain on escrow settlement, was $2.1 million, or $0.03 per basic and diluted share, for the quarter ended September 30, 2003.  This compares to a net loss of $8.7 million, or $0.13 per basic and diluted share, for the previous quarter, and a net loss of $4.6 million, or $0.07 per basic and diluted share, for the third quarter of 2002.

On a year-to-date basis, the GAAP net loss was $7.5 million, or $0.11 per basic and diluted share, for the first nine months of 2003, compared to a net loss of $32.0 million, or $0.50 per basic and diluted share, for the first nine months of 2002.

Third quarter pro-forma net loss*, calculated excluding a non-cash charge for stock compensation ($1.1 million), a non-cash expense for the amortization of intangible assets ($0.4 million) and cash legal expenses associated with the patent litigation lawsuit against Genesis Microchip ($0.2 million), was $0.5 million, or $0.01 per basic and diluted share.  This compares to pro-forma net income of $25,000, or $0.00 per diluted share, for the second quarter of 2003, and a pro-forma net loss of $0.8 million, or $.01 per basic and diluted share, for the third quarter of 2002.

Commenting on the results, David Lee, Silicon Image’s chairman and chief executive officer, said, “By providing innovative solutions and leveraging our IP portfolio through licensing our technology to world-class partners, we continue to drive standards adoption and to position Silicon Image for long-term growth.  During the third quarter, we announced several products and strategic alliances with industry leaders like Sunplus.  In addition, we saw leading CE manufacturers launch the world’s first HDMI-enabled products—all incorporating our PanelLink Cinema™ technology—and our overall product orders grew over 40 percent sequentially.  We are extremely pleased with the momentum of our business entering the fourth quarter and are excited about the growth opportunities for our markets.”

“Even though our total revenue was slightly down this quarter, we did achieve record new orders and double-digit sequential growth in product revenue for the third quarter,” added Silicon Image’s president Steve Tirado.  “Our strong backlog position entering the fourth quarter, combined with the continued strength of new orders through the first half of October, positions us for expected sequential revenue growth of 20+ percent in the fourth quarter.  The creation, distribution, storage and display of digital content in a secure environment are at the forefront of issues facing content providers and electronics manufacturers today.  Silicon Image has the vision, products and partnerships to lead the industry transition to secure digital content delivery systems.”

The company will host a conference call at 2:00 p.m. PST today to discuss its third quarter 2003 results and business outlook.  The call will be broadcast over the Internet and can be accessed on the investor relations site located at www.siliconimage.com.   A replay of the conference call will be available on this site until 12:00 p.m. PST on October 26, 2003.

* Pro-forma net income or loss represents net income or net loss, exclusive of stock compensation expense, amortization and impairment of goodwill and intangible assets, patent defense costs, acquisition integration costs, restructuring costs, in-process research & development expense, and gains on escrow settlement.

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability.  With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, and storage.  Silicon Image is a leader in the global PC/display arena with its innovative digital interconnect technology and is now emerging as a leading player in the fields of storage and consumer electronics by offering robust, high-bandwidth semiconductors.  For more information on Silicon Image, visit www.siliconimage.com

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to future financial results, product introductions and standards adoption rates.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.  In particular, future demand in PC, display, consumer electronics and storage markets may differ from current expectations, adversely affecting expected future results for the company, new product introductions may not be timely or successful, and standards may not be adopted at the rates anticipated.  In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results” in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC.  Silicon Image assumes no obligation to update this forward-looking information.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)

	Three Months Ended			Nine Months Ended
	(unaudited)			(unaudited)
(In thousands, except per share amounts)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Revenue:
Product	$22,447	$19,745	$19,855	$61,914	$54,682
Development, licensing and royalties	1,743	4,587	1,530	11,284	3,062
Total revenue	24,190	24,332	21,385	73,198	57,744

Cost and operating expenses:
Cost of product revenue	11,501	10,651	9,797	33,342	27,371
Research and development	9,054	9,368	8,580	27,259	24,163
Selling, general and administrative	4,131	4,355	3,982	12,794	13,492
Stock compensation and warrant expense	1,106	2,253	201	2,997	7,586
Amortization of goodwill and intangible assets	373	373	859	746	2,625
Patent defense and acquisition integration costs	160	583	2,775	1,956	4,164
Restructuring	—	—	—	986	5,693
In-process research and development	—	5,482	—	5,482	—
Impairment of goodwill and intangible assets	—	—	—	—	5,200
Total cost and operating expenses	26,325	33,065	26,194	85,562	90,294

Net loss from operations	(2,135)	(8,733)	(4,809)	(12,364)	(32,550)
Gain on escrow settlement	—	—	—	4,618	—
Interest income and other, net	40	67	164	216	597
					—
Net income (loss)	$(2,095)	$(8,666)	$(4,645)	$(7,530)	$(31,953)

Net income (loss) per share – basic	$(0.03)	$(0.13)	$(0.07)	$(0.11)	$(0.50)
Net income (loss) per share – diluted	$(0.03)	$(0.13)	$(0.07)	$(0.11)	$(0.50)

Weighted average shares – basic	69,803	69,012	65,587	68,431	63,912
Weighted average shares – diluted	69,803	69,012	65,587	68,431	63,912

SILICON IMAGE, INC.

RECONCILIATION OF GAAP TO PRO-FORMA FINANCIAL INFORMATION

	Three Months Ended			Nine Months Ended
	(unaudited)			(unaudited)
(In thousands)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

GAAP net income (loss)	$(2,095)	$(8,666)	$(4,645)	$(7,530)	$(31,953)

Pro-forma adjustments:
Stock compensation and warrant expense (benefit) (1)	1,106	2,253	201	2,997	7,586
Amortization of goodwill and intangible assets (2)	373	373	859	746	2,625
Patent defense and acquisition integration costs (3)	160	583	2,775	1,956	4,164
Restructuring (4)	—	—	—	986	5,693
In-process research and development (5)	—	5,482	—	5,482	—
Impairment of goodwill and intangible assets (6)	—	—	—	—	5,200
Gain on escrow settlement (7)	—	—	—	(4,618)	—
Pro-forma net income (loss)	$(456)	$25	$(810)	$19	$(6,685)

(1)          Non-cash expenses associated with stock option modifications (including repricings) and certain stock options issued to employees in our Initial Public Offering, to employees of acquired companies, and to non-employees in exchange for services.

(2)          Non-cash expenses for the amortization of intangible assets recorded in connection with our acquisitions.

(3)          Costs incurred to defend our intellectual property and to integrate the operations of companies we have acquired.  These expenses have been excluded because they are expected to be incurred over a limited period of time and are not directly attributable to our ongoing operations.

(4)          Severance and other costs resulting from our involuntary workforce reductions and consolidation of facilities.  These expenses have been excluded since they are not directly attributable to our ongoing operations.

(5)          A one-time, non-cash expense for the value assigned to an acquired company’s existing research and development projects that have not reached technological feasibility and that have no alternative use as of the acquisition date.

(6)          A non-cash expense to reduce the carrying values of intangible assets to their estimated fair values.

(7)          A non-cash gain from recovery of shares held in escrow as indemnification for certain damages incurred as a result of a prior acquisition.

SILICON IMAGE, INC.

PRO-FORMA (NON-GAAP BASIS) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	(unaudited)			(unaudited)
(In thousands, except per share amounts)	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Revenue:
Product	$22,447	$19,745	$19,855	$61,914	$54,682
Development, licensing and royalties	1,743	4,587	1,530	11,284	3,062
Total revenue	24,190	24,332	21,385	73,198	57,744

Pro-forma cost and operating expenses:
Cost of product revenue	11,501	10,651	9,797	33,342	27,371
Research and development	9,054	9,368	8,580	27,259	24,163
Selling, general and administrative	4,131	4,355	3,982	12,794	13,492
Total pro-forma cost and operating expenses	24,686	24,374	22,359	73,395	65,026

Pro-forma net income (loss) from operations	(496)	(42)	(974)	(197)	(7,282)
Interest income and other, net	40	67	164	216	597

Pro-forma net income (loss)	$(456)	$25	$(810)	$19	$(6,685)

Pro-forma net income (loss) per share	$(0.01)	$0.00	$(0.01)	$0.00	$(0.10)
Weighted average shares *	69,803	76,092	65,587	75,372	63,912

The above pro-forma financial statements are presented for informational purposes only. Our presentation of pro-forma financial information excludes non-cash expenses resulting from acquisitions or the issuance of stock options, as well as unusual or infrequent expenses that are not directly attributable to our ongoing operations and are expected to be incurred over a limited period of time. Because of these exclusions, our presentation is not in accordance with Generally Accepted Accounting Principles (GAAP). Additionally, our presentation of pro-forma financial information may not be consistent with that of other companies.

We do not evaluate items such as amortization of goodwill and intangible assets, stock-based compensation, impairment charges and other non-cash or infrequent or unusual items when assessing the performance of our ongoing operations or when allocating resources. We believe that the exclusion of intangible non-cash charges may help the investor better understand our liquidity position and the use of tangible resources in our operations and the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying operating performance. Pro-forma information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

* For periods in which there is pro-forma net income, weighted average shares includes weighted average shares outstanding during the period, as well as the dilutive effect of outstanding stock options as if they had been converted to shares during the period.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS – UNAUDITED

(In thousands)	Sept. 30, 2003	Dec. 31, 2002

Assets
Current assets:
Cash and short term investments	$28,200	$35,833
Accounts receivable, net	16,744	11,589
Inventories, net	8,958	7,301
Prepaid expenses and other current assets	1,190	2,510
Total current assets	55,092	57,233
Property and equipment, net	7,768	6,653
Goodwill and intangible assets, net	16,406	13,021
Other assets	643	709
Total assets	$79,909	$77,616

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, debt and other current liabilities	$17,469	$25,313
Deferred margin on sales to distributors	6,162	4,133
Total current liabilities	23,631	29,446
Stockholders’ equity	56,278	48,170
Total liabilities and stockholders’ equity	$79,909	$77,616

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